Exhibit 10.2
AMSURG CORP.
RESTRICTED SHARE AWARD AGREEMENT
     THIS RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”) is made and entered into as of the       day of           , 20    (the “Grant Date”), between AmSurg Corp., a Tennessee corporation (the “Company”), and                      (the “Grantee”), under the Company’s 2006 Stock Incentive Plan, as amended (the “Plan”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.
     1. Grant of Restricted Shares.
          (a) The Company hereby grants to the Grantee an award (the “Award”) of                      shares (the “Shares” or the “Restricted Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan, which number was determined by dividing (a) $                     by (b) $          , which was the Fair Market Value of the Common Stock on                     , 20   .
          (b) The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the restrictions shall lapse in accordance with Section 3 hereof.
     2. Terms and Rights as a Stockholder.
          (a) Except as provided herein and subject to such other exceptions as may be determined by the Committee in its discretion, the Restricted Stock will vest in increments of one-half of the shares of Common Stock subject to such grant, with the first one-half increment vesting on the first anniversary of the date of the grant and the second one-half increment on the second anniversary of the date of grant, if the Grantee is still a member of the Board on such dates.
          (b) The Grantee shall have all rights of a stockholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions:
               (i) the Grantee shall not be entitled to delivery of the stock certificate for any Shares until such shares have vested;
               (ii) upon termination of a Non-Employee Director’s service as a member of the Board for any reason other than death, disability or upon the expiration of the Non-Employee Director’s then current term of service on the Board, all shares of Non-Employee Director Restricted Stock not theretofore vested will be forfeited;
               (iii) upon termination of a Non-Employee Director’s service as a member of the Board due to death, disability or upon the expiration of the Non-Employee

Director’s then current term of service on the Board, all shares of Non-Employee Director Restricted Stock will immediately vest; and
               (iv) all dividends declared and paid in respect of such Shares will be held by the Company and shall be paid to the Grantee upon the vesting of such Shares. Any dividends declared and paid in respect of forfeited Shares shall revert to the Company.
Any Shares, any other securities of the Company and any other property distributed with respect to the Restricted Shares shall be subject to the same restrictions, terms and conditions as such Restricted Shares.
     3. Termination of Restrictions. Following the vesting of the Restricted Shares, all restrictions set forth in this Agreement or in the Plan relating to the vested Restricted Shares shall lapse and a stock certificate for the appropriate number of Shares shall, upon request, be delivered to the Grantee or the Grantee’s beneficiary or estate, as the case may be, pursuant to the terms of this Agreement.
     4. Change in Control. Upon a Change in Control, all restrictions set forth in this Agreement or in the Plan relating to the Restricted Shares automatically shall lapse.
     5. Delivery of Shares.
          (a) As of the date hereof, certificates representing the Restricted Shares shall be registered in the name of the Grantee and held by the Company or transferred to a custodian appointed by the Company for the account of the Grantee subject to the terms and conditions of the Plan and shall remain in the custody of the Company or such custodian until their delivery to the Grantee or Grantee’s beneficiary or estate or their reversion to the Company as set forth in this Agreement.
          (b) Certificates representing Restricted Shares that have vested shall be delivered to the Grantee upon request following the date on which such Restricted Shares vest.
          (c) Upon the Grantee’s death, certificates representing Restricted Shares shall be delivered to the executors or administrators of the Grantee’s estate as soon as practicable following the receipt of proof of the Grantee’s death satisfactory to the Company.
          (d) Each certificate representing Restricted Shares shall bear a legend in substantially the following form or substance:
THIS SALE OR OTHER TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY, OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE AMSURG CORP. 2006 STOCK INCENTIVE PLAN, AS AMENDED (THE “PLAN”). A COPY OF THE PLAN AND THE RULES OF SUCH PLAN MAY BE OBTAINED FROM THE SECRETARY OF AMSURG CORP.

     6. Effect of Lapse of Restrictions. To the extent that any Restricted Shares have vested, the Grantee may receive, hold, sell or otherwise dispose of such Shares free and clear of the restrictions imposed under the Plan and this Agreement.
     7. No Right to Continued Service. This Agreement shall not be construed as giving Grantee the right to continue to serve as a director of the Company or any Subsidiary or Affiliate, and the Company or any Subsidiary or Affiliate may at any time dismiss Grantee from service as a director, free from any liability or any claim under the Plan.
     8. Adjustments. The Committee shall make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 of the Plan) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations, or accounting principles in accordance with the Plan.
     9. Amendment to Award. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.
     10. Withholding of Taxes. If the Grantee makes an election under Section 83(b) of the Code with respect to the Award, the Award made pursuant to this Agreement shall be conditioned upon the prompt payment to the Company of any applicable withholding obligations or withholding taxes by the Grantee (“Withholding Taxes”). Failure by the Grantee to pay such Withholding Taxes will render this Agreement and the Award granted hereunder null and void ab initio and the Restricted Shares granted hereunder will be immediately cancelled. If the Grantee does not make an election under Section 83(b) of the Code with respect to the Award, upon the vesting of any portion of the Restricted Shares (or property distributed with respect thereto), the Company shall satisfy the required Withholding Taxes as set forth by Internal Revenue Service guidelines for the employer’s minimum statutory withholding with respect to Grantee and issue vested shares to the Grantee without restriction. The Company shall satisfy the required Withholding Taxes by withholding from the Shares included in the Award that number of whole shares necessary to satisfy such taxes as of the date the restrictions lapse with respect to such Shares based on the Fair Market Value of the Shares or requiring the Grantee to pay to the Company any amounts so required to be withheld.
     11. Plan Governs. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

     12. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.
     13. Notices. All notices required to be given under this Grant shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	AmSurg Corp.
20 Burton Hills Boulevard
Nashville, Tennessee 37215
Attn: Director of Human Resources

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.
     14. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.
     15. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.
     16. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.
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     IN WITNESS WHEREOF, the parties have caused this Restricted Share Award Agreement to be duly executed effective as of the day and year first above written.

AMSURG CORP.
By:

GRANTEE:

Signature

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